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                                                             EXHIBIT (d)(ix)(a)

                       RIDER TO INTERNATIONAL GROWTH FUND
                     OF THE ENTERPRISE GROUP OF FUNDS, INC.
                            FUND MANAGER'S AGREEMENT
                              DATED JUNE 17, 2002

         THIS RIDER, made the 17th day of September, 2002, is among The Enterprise Group of Funds, Inc. (the "Fund"), Enterprise Capital Management, Inc., and SSgA Funds Management, Inc.

         The Agreement is modified by the following:

         The Fund Manager shall maintain all books and records with respect to the International Growth Funds' portfolio transactions required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the Investment Company Act of 1940 ("the 1940 Act") and shall render to the Fund's Board of Directors such periodic and special reports as the Fund's Board of Directors may reasonably request. The Fund Manager shall timely furnish to the Adviser all information requested by Adviser relating to the Fund Manager's services under this Agreement needed by the Adviser to keep the other books and records of the International Growth Fund required by Rule 31a-1 under the 1940 Act. The Fund Manager agrees that all records that it maintains on behalf of the International Growth Fund are property of the International Growth Fund and the Fund Manager will surrender promptly to the International Growth Fund any of such records upon the International Growth Fund's request; provided, however, that the Fund Manager may retain a copy of such records. The Fund Manager further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement. The Fund Manager shall perform a monthly reconciliation of the International Growth Fund to the holdings report provided by the Fund's custodian and bring any material or significant variances regarding holdings or valuations to the attention of the Adviser.

         Whenever there is any conflict between this Rider and the printed part of the Agreement, the provisions of the Agreement are paramount and the Agreement shall be construed accordingly.

         IN WITNESS WHEREOF, the parties hereof have caused this Rider to be signed by their duly authorized officers and their corporate seals hereunto affixed and attested as of the date first above written.


                                    THE ENTERPRISE GROUP OF FUNDS, INC.



                                    By:/s/ VICTOR UGOLYN
                                       -----------------------------------------


                                    ENTERPRISE CAPITAL MANAGEMENT, INC.



                                    By:/s/ VICTOR UGOLYN
                                       -----------------------------------------


                                    SSGA FUNDS MANAGEMENT, INC.



                                    By:/s/ AGUSTIN FLEITES
                                       -----------------------------------------